Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Westfield Financial, Inc.’s Registration Statement No. 333-73132 on Form S-8 of our report dated June 19, 2009 relating to our audit of the financial statements of the 401(k) Plan as Adopted by Westfield Bank appearing in this Annual Report Form 11-K for the year ended December 31, 2008.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 19, 2009